KODIAK ENERGY, INC. Suite 460, 734 7th Ave S.W. Calgary, Alberta T2P 3P8 Phone: +1 403-262-8044 Fax: +1 403-513-2670 www.kodiakpetroleum.com

Year End Letter from the Board of Directors of Kodiak Energy, Inc.
December 3, 2008
Presented at the Annual and Special Meeting of Shareholders

To ALL Our Shareholders – both recent and long term – in the United States, Canada, Europe and around the world.

The last year and few months since our 2007 shareholders’ meeting have been very eventful for Kodiak.  It has been the most active year on the corporate and project development side, and a disappointment in the market conditions.  As this is written in late November 2008, the dramatic downturn and volatility in the markets is worrisome to us all.  Overall, commodity prices are off by almost 60%.  Junior oil and gas companies have been trading, on the average, at discounts that exceed the discounts at which the majors have been trading at over the last 8 months.  The commodity prices seem to not follow any predictable manner, especially where juniors are concerned.

In the midst of these varied and lately difficult financial times, we have been successful in advancing our objectives on each of our major projects – within budget and on schedule, with low overheads.

We believe we can enhance the value of Kodiak and its assets over the next year and into the future.

Major Accomplishments Since the Annual General Meeting of Shareholders (August 2007)

1.	Closed the Thunder River Acquisition. This transaction was closed in September 2007 and gave Kodiak an additional 44% working interest in EL 413 and 100% working interest in the New Mexico properties.

2.	Closed a C$17 Million Financing. With the support of both Canadian and long term European investors, this transaction was closed in September to November 2007.

3.	Obtained a TSX-V Listing in Canada. This was accomplished under a very tight timing schedule. The Company’s common shares were listed for trading on the Toronto Venture Exchange in December 2007.

December 3, 2008 Page 2

4.
Increased the Potential Value of the Lucy Property.  Pursuant to a review of the 2006 Lucy drilling activity, Kodiak initiated an “independent operations notice” to Lucy partners.  This assertive action enabled us to increase Lucy’s working interest from 7% to 80%.  We drilled a second well on the property, targeting the Muskwa Shale and a potential Keg River Reef.  The drilling results produced an opportunity for us to develop the Muskwa Shale zone as part of the overall Horn River Basin development.  We applied for and received approval of a 3 year Experimental License Extension for the project.  This portion of the Horn River Basin has progressively become more exiting, with the oil and gas industry and financial community repeatedly declaring it a ‘World Class Play”.

5.
Increased the Potential Value of EL 413 (Little Chicago) by Completing the 2008 Seismic Program.  This program was completed on budget and schedule.  The results have shown the closure (reducing risk) on the medium depth target that we were looking for with additional Bear Rock drilling targets.  The independent engineering review substantially increased the net asset value of the project.  Additional geological workups have shown an additional shallow oil target in the Canol formation on the northwest portion of the block.

6.
Increased the Potential Value of the New Mexico Sofia Properties by Completing the 2008 Drilling, Seismic and Land Acquisition Programs.  Three wells were air drilled to maximize the information obtained from the drilling program and minimize drilling related damage to the reservoir. The well tests showed high quality CO2 between 98.4% to 99.5%.  The seismic program was completed and effectively matched to our previous gravity surveys.  Based on that work, additional land was acquired to take the New Mexico properties to about 76,000 acres net.

7.	Closed an Additional C$3 Million Financing in June 2008. This was accomplished with the support of long term European investors.

8.
On a Corporate Basis.  Kodiak is a SOX compliant U.S. reporting issuer, accelerated filer, an Alberta Securities Commission reporting issuer, and TSX-V and OTCBB traded company.  Maintaining compliance within multiple reporting jurisdictions is a large task in combination with our goal of keeping overhead costs and infrastructure as low as possible.

December 3, 2008 Page 3

Other Business

1.
Brink Acquisition.  We are disappointed that our efforts to close this transaction were not successful, and it was not as a result of a lack of effort by Kodiak.  We believed strongly in the land position that Brink offered – with multiple opportunities for short and long term cash flow with high net backs.  Our recovery of the C$1 Million secured loan to Brink, plus interest and the settlement of other issues were recently announced.

2.
CREEnergy Oil and Gas Ltd. Joint Venture.  Please see recent press releases for specific details.  We will release more information by the end of this week with filings on Edgar and Sedar under Kodiak’s corporate profile and on our web site.

In Summary

It has been a very busy year for our junior oil and gas company – with large land assets based in multiple jurisdictions, multiple commodities and work environments, and a dedicated core work force committed to adding value to the company, maintaining and increasing share value.

We have examined our asset base and feel that Kodiak is substantially undervalued in the market.  Further, we have studied comparables and feel we have done better than average than many of the other companies in similar land and development stages.  However, we must and will build on what we have been given to work with.

We believe we can show growth, even in these difficult times.  A company that can show growth in recessionary markets should be in a good position when the markets and commodities turn around.

For the long term, we feel natural gas prices will stay depressed versus oil prices, as the large shale gas projects including the Barnett, Horn River Basin and others continue to add large reserves to the North American potential.  We feel that CO2 prices for enhanced recovery projects will continue to rise and may ultimately track against the price of oil due to the shortage of CO2 and the large amount of projects without these sources.  With an increased demand for oil as the North American economy bottoms out and starts to rebuild, oil prices will again head for the $80 to $100 plus range.

December 3, 2008 Page 4

Kodiak’s Future Plans

With that in mind going forward, we believe we have several opportunities that could produce both short and longer term growth.

1.
Lucy.  In the short term, we are planning to move onto the well drilled last year to stimulate the shale zones we found.  Upon the success of that work, we have a short tie-in to the existing pipeline system and will make best commercial efforts to tie the well in before breakup.  This well will be one of the first long term flow tests on the Horn River Basin Shales.  Our current project cost estimates for this program is C$1.6 Million.  After that phase is completed, we are anticipating drilling a horizontal leg off the other existing well on the property, possibly as early as summer 2009.  We propose to stimulate the horizontal leg with a multi-stage shale gas frac and also tied into pipeline.  Current total project estimates are C$4.5 Million.

•
We feel this property will have substantial value after completion of these two phases and the anticipated successful long term production tests.  The project will be evaluated for long term production and subsequent development, or divested for an expected 5 to 7 times return on the investment.  Please refer our investor presentation on our website for more information.

•	If the property is divested, the proceeds could be allocated to support the other Kodiak capital programs.

2.
CREEnergy Oil and Gas Inc. Joint Venture.  The recently announced agreement is based on a foundation of respect for the northern Alberta First Nations groups involved with CREEnergy Oil and Gas Inc., their Heritage, their Lands and the Environment.  This provides an opportunity for Kodiak Energy, Inc. to develop oil and gas reserves for the benefit of CREEnergy and Kodiak.

•
The Agreement provides for an “exclusivity contract” with CREEnergy for certain oil and gas properties within several specific northern Alberta Treaty Land Entitlement, consisting of up to 15 townships or 540 sections. The first stage of the agreement will be for Kodiak to lease 2 townships or 72 sections of mineral rights for 10 years.  As the project moves forward, it is anticipated additional leases will be identified and added to the joint venture.

•
A flat rate royalty structure was negotiated between CREEnergy and Kodiak to encourage investment and development.  More importantly, this structure sets up steady growth revenue streams for CREEnergy and Kodiak on beneficial terms to both.  This was developed without complicated formulas and administration, and compares favorably to the recent changes to the Alberta Government Royalty structure.

December 3, 2008 Page 5

•	Since May 2008, we have been working on this agreement with CREEnergy and are very pleased with the outcome. We look forward to working and building a long term and solid relationship with CREEnergy.

•
This joint venture agreement is planned to be the stepping stone to a larger or major scale oil and gas development project on lands that have conventional oil and gas and heavy oil reserves.  These mineral rights are not wildcat exploration as there is regional oil and gas development and infrastructure supporting this project.  Many of the largest oil companies in Canada have regional developments adjacent to these lands.

•
Our near term goal is to identify targets that can quickly be brought on line for production in 2009.  This can be done by using step out drilling opportunities and provide cash flow for both CREEnergy and Kodiak.  We are also looking at longer term development plans to best develop the opportunities established within this relationship.

3.
New Mexico.  The preliminary feasibility study has been re-evaluated and re-focused on a larger scale project.  Market conditions for CO2 continue to increase with both pricing and access to pipeline systems.  Our large land base with 100% working interest, access to infrastructure (pipeline, power and etc.) makes this project attractive compared to other CO2 projects.  We believe that within the next few years we could move this project to the next level on several fronts, dependent upon financing and overall market conditions.

•	Further drilling for CO2 on the additional lands to prove up the reserves, additional seismic and drilling to target deeper hydrocarbon potential.

•	Identify opportunities for value added products or business models, e.g., natural gas production for power generation, and oil production.

•
Continue with current negotiations for partnerships with both pipeline companies and buyers of the CO2 to find the best terms and conditions for Kodiak.  Potentially, sell part of the working interest to bring in partners.

•	Complete the feasibility study to identify the best return on capital requirements and scale of the project.

December 3, 2008 Page 6

•
Finance the project based on maximum debt on commercial terms supported by the reserves and facilities.  Sell 10% to 40% of the project to industry partners with the intention of adding value through these partnerships, and balance to Kodiak.

•
Identify enhanced oil projects in the Permian Basin to participate in either a joint venture basis with Kodiak CO2, or acquisition of the reserves, using some of the proceeds from the possible Lucy divestiture.

We are looking for this project to provide long term growth for the company and the shareholders.

4.
EL 413.  The challenges of this project continue to be met by Kodiak one by one.  The current delays in obtaining access and benefits agreements and other permits required for the drilling program have made it difficult to mobilize for the winter of 2008/09.  Mobilization is now scheduled for the following season.

•
The current estimate for the 2 well drilling program is C$30 Million.  This includes an estimated C$10 Million bond for environmental purposes to regulatory bodies.  Under the current world wide downturn, such a large commitment is being evaluated for the best model to finance.  At the current conditions, such a single large project financing would be very dilutive to existing shareholders.

•
We continue to work to identify potential partners to reduce the size of the capital commitment and risk profile due to these delays and overall due to delays in the Mackenzie Valley Pipeline.  Should the pipeline delays reverse, we expect a rush to get back into the North.  There are some signals that there may be changes coming in the commitment to move the pipeline forward.

•	We continue to work with partners and regulators to extend the license past 2009, optimize the opportunities this project provides, and are anticipating the granting of extensions.

•	With such extensions, other financing becomes more flexible, and perhaps proceeds from the possible Lucy divestiture can be available to move EL 413 closer to fruition.

5.	Montana. We plan to divest this property on commercial terms. Other projects provide more immediate potential for cash flow and proven reserves.

December 3, 2008 Page 7

In summary, I thank both the Kodiak employees and contractors for their support in the last year, and the specifically Kodiak shareholders for their support.  We see this next year as having some unique challenges – financing the projects as one of the largest challenge.  Funds are already committed to complete the CREEnergy agreement.  We are finalizing terms and conditions for financing to support the Lucy program.  In addition, we recently attended the Rodman Renshaw conference in New York and plan on attending other investor conferences to increase awareness of Kodiak, its people and properties.

We believe we have developed a plan that can be achieved despite the challenges.  We expect Kodiak to have increased value both in the short term with Lucy and CREEnergy, and the long term with EL 413 and New Mexico.

We continue to assess opportunities, building on our strengths, relationships and on a “does it make sense for Kodiak basis”.

Onward, forward and, importantly, upward.  We have never been a single project company with our land base.  That strength and the resultant flexibility in our staff and structure allow Kodiak to adjust to the changing world circumstances to best optimize our potential.

Thank you,

William S. Tighe
President and Chief Executive Officer
Kodiak Energy, Inc.

About Kodiak

Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration.  Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This letter contains forward-looking statements.  The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business.  The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the U.S. Securities and Exchange Commission and with Canadian securities commissions.  The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this letter and should not be relied upon as of any subsequent date.  The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov under the Corporation's profile, as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this letter and does not accept responsibility for the adequacy or accuracy of this letter.